Exhibit 10.1

Geschäftsführerdienstvertrag	Managing Director Service Contract

zwischen	between

SEAC Germany GmbH c/o Hessling & Hessling Steuerberatungsgesellschaft mbH Bahnstraße 18a, 65779 Kelkheim (Taunus)

(“Gesellschaft”)	(“Company”)

und	And

Christoph Klimmer Hohenzollernring 27, 22763 Hamburg

(“Sie”)	(“You”)

Präambel	Preamble

Die Gesellschafterversammlung der Gesellschaft beabsichtigt, Sie mit Wirkung zum 16. August 2022 zum weiteren Geschäftsführer zu bestellen. Dazu schließen die Gesellschaft und Sie den folgenden Geschäftsführerdienstvertrag (“Dienstvertrag”).	The shareholders’ meeting of the Company intends to appoint you as further managing director (“Geschäftsführer”) of the Company as of August 16, 2022. On this basis, the Company and you conclude the following Managing Director Service Contract (“Service Contract”).

1. Aufgabenbereich und Pflichten	1. Position and Duties

1.1 Ab dem 16. August 2022 werden Sie als Geschäftsführer der Gesellschaft tätig und sind gemeinsam mit den anderen Geschäftsführern für die Geschäftsführung der Gesellschaft verantwortlich.	1.1 Effective from August 16, 2022 you will commence work as Geschäftsführer of the Company and will, jointly with the other Geschäftsführer be responsible for the management of the Company.

1.2  Die Gesellschafterversammlung behält sich vor, weitere Geschäftsführer zu bestellen und/oder Ihnen andere oder weitere Tätigkeiten sowie Verantwortungsbereiche zuzuweisen. Dies schließt das Recht ein, sie an einen anderen Ort zu versetzen oder Ihnen andere zumutbare Tätigkeiten zuzuweisen.

1.2  The shareholders’ meeting reserves the right to appoint additional managing directors and/or assign you different or additional responsibilities, and to determine an allocation of responsibilities. This also includes the right to transfer you to other work locations or to assign you other reasonable duties.

1.3  Sie werden Ihre Pflichten mit der Sorgfalt eines ordentlichen Kaufmanns nach Maßgabe der Gesetze, dieses Dienstvertrages, der Bestimmungen des Gesellschaftervertrages, der allgemeinen Richtlinien und besonderen Anweisungen der Gesellschafterversammlung sowie der jeweils geltenden Geschäftsordnung für die Gesellschaft erfüllen.

1.3  You will perform your duties by observing the diligences of a prudent businessperson in accordance with the law, the provisions of this Service Contract, the Company’s articles of association, the general directives and specific instructions given by the shareholders’ meeting, and the standing orders for management as amended from time to time.

1.4 Sie berichten an die Gesellschafterversammlung oder an die Person aus der Unternehmensgruppe, der	1.4 You will report to the shareholders’ meeting or to such person of the group of companies that the shareholders’ meeting von der Gesellschafterversammlung bestimmt wird. Sie stimmen sich mit der Gesellschafterversammlung oder mit der Ihnen benannten Person zu allen Vorgängen ab, die außerhalb des üblichen Geschäftsverlaufs liegen. Im Zweifel holen sie schriftliche Weisungen ein. Ziffer 3 dieses Dienstvertrages bleibt unberührt.

may determine. You will consult the shareholders’ meeting or the person determined to you on any matter that is beyond the ordinary operation of the business. In case of doubt, you will request directions in writing. Section 3 of this Service Contract remains unaffected.

Die Gesellschafterversammlung hat ihre Berichts- und Abstimmungsrechte gegenwärtig auf den Chief Executive Officer von SeaChange International, Inc., die Muttergesellschaft der Gesellschaft (“SeaChange”), gegenwärtig Peter Aquino, übertragen. Sie kann diese Delegation jederzeit ändern. Geschieht dies, wird es Ihnen mitgeteilt.

Currently the shareholders’ meeting delegated its reporting and consulting rights to the Chief Executive Officer of SeaChange International, Inc., the Company’s parent company (“SeaChange”), currently Peter Aquino. It may amend such delegation at any time. In such case, you will be informed accordingly.

1.5 Ihre Arbeitszeiten richten sich nach den geschäftlichen Erfordernissen. Sie sind überdies bereit, entsprechend solchen Erfordernissen Dienstreisen innerhalb und außerhalb Deutschlands vorzunehmen.	1.5 Your working time will be in accordance with business requirements. Furthermore, you are prepared to undertake business trips within and outside of Germany, as the business requires.

2. Nebentätigkeiten	2. Other Activities

Sie verpflichten sich, Ihre gesamte Arbeitszeit und Arbeitskraft der Gesellschaft zu widmen. Während der Dauer dieses Dienstvertrages ist Ihnen jede entgeltliche oder unentgeltliche weitere Tätigkeit untersagt, es sei denn, es liegt Ihnen eine ausdrückliche schriftliche Zustimmung oder Anweisung der Gesellschafterversammlung oder der nach Ziffer 1.4 benannten Person vor.

You will devote all your working time and ability to the business of the Company. For the duration of this Service Contract, any other activity, be it with or without remuneration, is prohibited, except that you received an explicit written consent or an instruction of the shareholders’ meeting or of the person determined in accordance with Section 1.4

3. Zustimmungsbedürftige Geschäfte	3. Transactions Subject to Consent

3.1  Sie sind zur Vornahme aller Rechtsgeschäfte berechtigt, die im Rahmen der gewöhnlichen Tätigkeit der Gesellschaft erforderlich sind. Ihre Vertretungsberechtigung richtet sich nach dem Beschluss über Ihre Bestellung als Geschäftsführer, sofern sie danach nicht geändert wurde.

3.1  You may conduct all those business transactions that are necessary in the Company’s ordinary course of business. Your representation authority shall be according to the shareholders’ resolution about your appointment as Geschäftsführer, except that it was amended thereafter.

3.2 Ihre Zeichnungsberechtigung richtet sich nach den jeweils geltenden Regelungen der “Delegation of Authority” der Unternehmensgruppe.	3.2 Your signing authority shall be in accordance with the group of companies’ “Delegation of Authority” policy as amended from time to time.

4. Grundvergütung	4. Base salary

4.1  Sie erhalten eine jährliche Grundvergütung in Höhe von EUR 246.061,00 brutto. Der sich ergebende Nettobetrag nach Abzug von Steuern, Sozialversicherungsbeiträgen und sonstigen gesetzlichen Abgaben wird in zwölf gleichen Anteilen jeweils am Ende eines Kalendermonats auf ein von Ihnen zu benennendes Bankkonto in Deutschland überwiesen.

4.1  You will receive an annual base salary of EUR 246,061.00 gross. The resulting net amount after deduction of taxes, social security contributions and other statutory contributions will be paid in twelve equal instalments in arrears at the end of each calendar month by transfer to a bank account in Germany you will nominate.

4.2  Mit Zahlung der vorstehenden Grundvergütung ist Ihre gesamte Tätigkeit für die Gesellschaft und alle Gesellschaften der Unternehmensgruppe abgegolten. Ein Anspruch auf zusätzliche Vergütung für Mehr-, Samstags-, Sonntags- oder Feiertagsarbeit besteht nicht.

4.2  Upon payment of the above-mentioned base salary all your activities for the Company and all companies of the group of companies is compensated. There are no further entitlements to compensation for overtime work, work on Saturdays, Sundays or public holidays.

5. Variable Vergütung	5. Variable Compensation

5.1 Sie können am jährlichen Short-Term Incentive-Barvergütungsprogramm (“STI”) der SeaChange, das das Board der SeaChange (das “Board”) jährlich festlegt, teilnehmen, wenn SeaChange das so bestimmt.	5.1 You may participate in the annual Short-Term Incentive (“STI”) cash bonus plan, as established by the Board of SeaChange (the “Board”) each year, if SeaChange so determines.

Für das Fiskaljahr 2023 (1. Februar 2022 bis 31. Januar 2023) (“Fiskaljahr 2023”) wird das Board bestimmte Ziele festlegen, die, wenn sie innerhalb von Rahmengrößen, die vom Compensation Committee des Board bestimmt werden, erreicht werden, Ihnen einen Zielbonus in Höhe von bis zu fünfzig Prozent (50%) Ihrer Jahresgrundvergütung ermöglicht, sowie bei Übererfüllung von bis zu einhundert Prozent (100%). Für das Fiskaljahr 2023 wird die Auszahlung anteilig ab Ihrer Zeit als Geschäftsführer der Gesellschaft berechnet. Das STI beruht auf Leistung, und das Board wird im Rahmen seines Ermessens die Kriterien für die Ziele und die Übererfüllungsziele üblicherweise gemäß dem Budget, das das Board bestimmt hat, und anderen Faktoren festlegen. Dem Board bleibt vorbehalten, das STI zu ändern. Um einen Bonus erhalten zu können, müssen Sie zum Zeitpunkt der Auszahlung eines Bonus, in der Regel etwa Mitte April zur Zeit des Einreichens ihrer 10-K-Erklärung bei der Securities and Exchange Commission, bei der Gesellschaft beschäftigt sein.

For fiscal year 2023 (February 1, 2022 through January 31, 2023) (“fiscal 2023”), the Board shall determine specific target goals which, if met within parameters determined by the Compensation Committee of the Board, shall make you eligible to receive a target cash bonus of up to fifty percent (50%) of your annual base salary, with a stretch goal of one hundred percent (100%). For fiscal 2023, your pay-out will be prorated for your time as the managing director of the Company. The STI is a performance-based plan, and the Board will determine the criteria for the target and stretch metrics typically based on the fiscal year Board approved budget, and other factors in their sole discretion. The Board reserves the right to modify the STI. You must be employed by the Company on the date the STI bonus is paid in order to be eligible to receive such payment, typically in the mid-April timeframe corresponding to SeaChange’s filing of its Form 10-K with the Securities and Exchange Commission.

5.2  Sie können nach Ermessen des Compensation Committe des Board an dem vom Board eingeführten Long-Term Incentive-Anteilsplan (“LTI”) teilnehmen. LTI-Zuteilungen für das Fiskaljahr 2023 werden gegenwärtig vom Compensation Committee des Board festgelegt.

5.2  You may participate in the annual Long-Term Incentive (“LTI”) equity plan, as established by the Board at the discretion of the Compensation Committee of the Board. Fiscal 2023 LTI equity grants are currently being determined by the Compensation Committee of the Board.

5.3 SeaChange wird Ihnen in etwa zum Datum der Wirksamkeit dieses Dienstvertrages eine gesonderte Freistellungsvereinbarung übermitteln.	5.3 SeaChange shall provide you with a separate Indemnification Agreement on or about the effective date of this Service Agreement.

5.4  Nachdem das Compensation Committee des Board die Bedingungen bestimmt hat, wird Ihnen SeaChange eine gesonderte Change-In-Control-Vereinbarung übermitteln, das verbesserte Leistungen für den Fall einer Trennung enthalten wird.

5.4  SeaChange shall provide you with a separate Change-in-Control Agreement that shall provide enhanced separation benefits soon after the Compensation Committee of the Board approves the Change-In-Control parameters.

5.5 Ansprüche aus und im Zusammenhang mit solchen Programmen richten sich ausschließlich gegen die SeaChange International, Inc.	5.5 Claims under and in connection with these programs shall exclusively be directed against SeaChange International, Inc.

6. Kranken- und Unfallversicherung	6. Sickness and Accident Insurance

6.1  Die Gesellschaft trägt die Hälfte der in Deutschland gesetzlich abzuführenden Sozialversicherungsbeiträge einschließlich der Beiträge für Arbeitslosen-, Kranken- und Pflegeversicherung. Wählen Sie eine private anstelle der gesetzlichen Krankenversicherung, trägt die Gesellschaft die Hälfte der Beiträge bis zu Höhe dessen, was sie ansonsten als ihren Anteil zu Ihrer gesetzlichen Krankenversicherung tragen müsste.

6.1  The Company will bear half of the mandatory social security contributions due in Germany, including contributions to state unemployment, health and nursing care insurance. In case you opt for a private instead of the statutory health insurance, the Company will bear half of such contributions up to the amount of what it otherwise would have to pay as its share to your statutory health insurance.

7. Erstattung von Auslagen	7. Reimbursement of Expenses

Reisekosten und sonstige notwendige Auslagen, die Sie im Interesse der Gesellschaft aufwenden, werden Ihnen auf Nachweis im Rahmen der jeweils geltenden Richtlinien der Gesellschaft erstattet.

Travel expenses and other necessary expenses you reasonably incur in furtherance of the Company’s business will be reimbursed to you upon receipt in accordance with the guidelines of the Company as amended from time to time.

8. Arbeitsverhinderung	8. Inability to Render Services

8.1  Sie sind verpflichtet, der Gesellschaft jede Arbeitsverhinderung, ihre voraussichtliche Dauer und ihre Gründe unverzüglich anzuzeigen. Dauert eine Arbeitsunfähigkeit wegen Krankheit länger als drei Tage haben sie eine ärztliche Bescheinigung über das

8.1  If you are unable to render your services under this Service Contract for any reason, you will inform the Company immediately about your inability, its expected duration and its reason. If the inability is due to illness and lasts longer than three

Bestehen der Arbeitsunfähigkeit und deren voraussichtliche Dauer spätestens am darauffolgenden Arbeitstag vorzulegen.	days, you will submit a medical certificate on your inability to work and its expected duration not later than on the following working day.

8.2  Wenn Sie krankheitsbedingt an der Erbringung der nach diesem Dienstvertrag geschuldeten Leistungen gehindert sind, wird die Gesellschaft für einen Zeitraum von bis zu sechs Wochen, beginnend mit dem ersten Tag der Arbeitsverhinderung, Ihnen Ihr Grundgehalt fortzahlen, sofern dieser Dienstvertrag nicht früher endet.

8.2  If you are prevented from rendering your services owed under this Service Agreement due to illness, the Company will continue to pay your base salary for a period of up to six weeks, commencing on the first day of your inability to work, except that this Service Contract ends earlier.

9. Urlaub	9. Vacation

9.1 Sie haben einen Urlaubsanspruch von 25 Arbeitstagen pro Kalenderjahr. Samstage gelten insoweit nicht als Arbeitstage.	9.1 You are entitled to an annual vacation of 25 working days per calendar year. Saturdays are not considered working days in this respect.

9.2  Der Zeitpunkt des Urlaubs ist unter Berücksichtigung der betrieblichen Notwendigkeit und Ihrer persönlichen Wünsche in Abstimmung mit der Gesellschafterversammlung oder der nach Ziffer 1.4 bestimmten Person und den weiteren Geschäftsführern festzulegen.

9.2  The time of vacation will be determined in agreement with the shareholders’ meeting or the person determined in accordance with Section 1.4 and the other managing directors, taking into account the business requirements and your personal wishes.

9.3  Das Urlaubsjahr beginnt am 1. Januar und endet am 31. Dezember eines jeden Jahres. Urlaubsansprüche entstehen monatlich anteilig während eines Kalenderjahres. Dies gilt auch für das Jahr, in dem dieser Dienstvertrag endet. Urlaubsentgelt, das die Gesellschaft für im Jahr des Ausscheidens genommene, Ihnen nicht zustehende Urlaubstage gezahlt hat, haben Sie zu erstatten.

9.3  The vacation year runs from January 1st to December 31st of each year. Vacation entitlement accrues pro rata month by month through the calendar year. This also applies to the year in which this Service Agreement terminates. You will have to reimburse any vacation pay you received for vacation taken during the year of your leaving without being entitled to it.

9.4  Urlaub, der während eines Kalenderjahres nicht genommen wird, kann in das darauffolgende Kalenderjahr übertragen werden, wenn die Gesellschafterversammlung oder die nach Ziffer 1.4 benannte Person dem zustimmt oder wenn der Urlaub im vorhergehenden Jahr nicht genommen werden konnte, weil geschäftliche Angelegenheiten der Gesellschaft Ihre Verfügbarkeit erforderlich machten. Urlaub, der nach dieser Regel nicht übertragen werden kann, verfällt zum 31. Dezember. Übertragener Urlaub muss bis zum 31. März des folgenden Kalenderjahres genommen werden, anderenfalls verfällt er. Sie haben keinen Anspruch auf Abgeltung

9.4  Vacation not taken during the calendar year may only be carried forward to the next calendar year with the approval of the Company or the person determined according to Section 1.4, or if they could not be taken in the preceding year due to the business of the Company requiring your availability. Vacation that cannot be carried forward according to this rule will lapse effective on December 31. Vacation carried forward must be taken by March 31 of the following calendar year, otherwise the vacation entitlement will lapse. You will not be entitled to payment in lieu of vacation entitlements that lapsed, unless the vacation had not been

verfallenen Urlaubs, sofern nicht der Urlaub auf ausdrücklichen Wunsch der Gesellschaft nicht genommen wurde.	taken due to a specific request of the Company.

10. Verschwiegenheitspflicht	10. Confidentiality

10.1  Sie sind verpflichtet, alle Ihnen anvertrauten oder sonst bekannt gewordenen geschäftlichen, betrieblichen oder technischen Informationen, die sich auf die Gesellschaft sowie alle übrigen Konzerngesellschaften beziehen und vertraulichen Charakter haben, Dritten nicht zu offenbaren und nicht für Ihre eigenen Zwecke zu verwenden. Dies gilt insbesondere hinsichtlich der Einzelheiten der Betriebsorganisation, hinsichtlich der Beziehungen zu Kunden und Auftraggebern und des technischen Know-how. Diese Verpflichtung gilt sowohl während der Dauer dieses Dienstvertrages als auch nach seiner Beendigung.

10.1  You must not disclose to any third party, or use for personal gain, any confidential, technical, or other business information which was entrusted to you, or which has otherwise become known to you, and which relates to the Company or to any other affiliated company. In particular, any information concerning the organization of the business must not be disclosed, nor any knowledge of relationships with clients and customers and the Company’s technical know-how. This obligation will not expire upon termination of this Service Contract but will continue to remain in force thereafter.

10.2  Geschäftliche Unterlagen aller Art, einschließlich der auf dienstliche Angelegenheiten und Tätigkeiten sich beziehenden persönlichen Aufzeichnungen, sind sorgfältig aufzubewahren und dürfen nur zu geschäftlichen Zwecken verwendet werden. Das Anfertigen von Abschriften oder Auszügen sowie das Kopieren von Zeichnungen, Kostenberechnungen, Statistiken und anderen Geschäftsunterlagen sind nur für dienstliche Zwecke zulässig.

10.2  Business records of any kind, including personal notes concerning Company affairs and activities, must be carefully kept and used for business purposes only. No copies or extracts or duplicates of drawings, calculations, statistics and the like, or any other business records or documents may be made for purposes other than for the Company’s business.

11. Herausgabepflichten	11. Obligation to Return Items

11.1  Sie sind verpflichtet, auf Verlangen der Gesellschaft jederzeit, im Falle Ihrer Abberufung als Geschäftsführer sowie im Falle Ihrer Freistellung auch ohne Aufforderung, alle der Gesellschaft oder einer anderen mit der Gesellschaft verbundenen Gesellschaft zustehenden Gegenstände am Geschäftssitz der Gesellschaft zu Händen eines anderen Geschäftsführers oder jedes anderen Mitarbeiters der Unternehmensgruppe, der von der Gesellschafterversammlung bestimmt wurde, zurückzugeben. Gleiches gilt für Geschäftsunterlagen und Kopien davon, gleich, auf welchem Datenträger.

11.1  Upon request of the Company, and also without such request or solicitation in case your appointment is revoked or you are released from your duties, you will have to return all items belonging to the Company or any other affiliated company at the location of its business offices to the attention of another Geschäftsführer or of any other employee of the Group who been authorised by the shareholders’ meeting. The same applies to business documents and copies thereof, irrespective of the data carrier.

11.2 Ein Zurückbehaltungsrecht an solchen Gegenständen und Unterlagen steht Ihnen nicht zu.	11.2 You have no right of retention to such items and documents.

12. Vertragsdauer und Kündigung	12. Term of Service Contract and Termination

12.1  Dieser Dienstvertrag ist für unbestimmte Zeit geschlossen. Jede Partei ist berechtigt, das Vertragsverhältnis mit einer Frist von neun Monaten zum Monatsende zu kündigen. Eine zwingend anzuwendende Verlängerung der Kündigungsfrist zu Ihren Gunsten ist auch zu Gunsten der Gesellschaft anzuwenden.

12.1  This Service Contract is concluded for an indefinite period. Either party is entitled to terminate this Service Contract by giving nine months prior notice effective to the end of any calendar month. In case the Company is obliged to observe an extended notice period for your benefit, such extension shall also apply for the benefit of the Company.

12.2  Dieser Dienstvertrag endet, ohne dass es einer Kündigung bedarf, spätestens mit Ablauf des Monats, in dem Sie das gesetzliche Rentenalter erreichen oder erstmals eine Altersrente oder eine unbefristete Rente wegen voller Erwerbsminderung beziehen, je nachdem, welches Ereignis früher eintritt.

12.2  This Service Contract will end without the need to give notice not later than the expiry of the month during which you reach the legal retirement age, or the month during which you receive state old age pension or unlimited pension for full reduction in earning capacity, whichever occurs first.

12.3  Legen Sie Ihr Amt nieder oder werden Sie durch Gesellschafterbeschluss von Ihrem Amt als Geschäftsführer abberufen, endet dieser Dienstvertrag mit Ablauf der nach Ziffer 12.1 geltenden Kündigungsfrist. Im Falle Ihrer Abberufung ist die Gesellschaft berechtigt, Sie durch einseitige Erklärung für die Restlaufzeit dieses Dienstvertrages von Ihren Dienstpflichten unter Fortzahlung Ihres Grundgehaltes zu entbinden. Sonstige Leistungen werden während der Freistellungsphase nicht gewährt. Die Freistellung erfolgt unter Anrechnung von etwaigen Resturlaubs- und sonstigen Freistellungsansprüchen. Der Resturlaub wird mit dem auf die Freistellung folgenden Tag angetreten und zusammenhängend genommen. Danach müssen Sie sich gegenüber Ihrem Vergütungsanspruch dasjenige anrechnen lassen, was Sie durch anderweitigen Einsatz Ihrer Arbeitskraft verdienen oder böswillig zu verdienen unterlassen. Sie haben der Gesellschaft unaufgefordert mitzuteilen, ob und in welcher Höhe Sie Arbeitsentgelt neben der Vergütung erhalten, die Ihnen die Gesellschaft zahlt. Auf Verlangen sind die Angaben durch Vorlage prüfbarer Unterlagen zu belegen.

12.3  If you resign from your position as Geschäftsführer, or if your appointment is revoked by shareholders’ resolution, this Service Contract will end in accordance with the applicable notice period according to Sec. 12.1. In case your appointment as Geschäftsführer is revoked, the Company will be entitled to unilaterally release you from your duty to work for the remaining term of this Service Contract, whilst continuing to pay your base salary. Other payments will not be made during the period of release. Any unused vacation entitlements and other entitlements to paid time off shall be deemed compensated by such period of release. The unused vacation shall be taken from the first day of the release onwards, and without interruption. After the vacation, any earnings you receive from other employment, and any salary you maliciously refrains from earning, will be deducted from your salary. You will without solicitation inform the Company of any remuneration you obtain apart from the salary you receive from the Company, and about the amount of such remuneration. If the Company so requires, you will have to prove this information by presenting auditable records.

12.4 Die Verpflichtung, vor der Aufnahme einer Nebentätigkeit gemäß Ziffer 2 dieses	12.4 The obligations to obtain explicit prior written consent from the shareholders’

Dienstvertrages die ausdrückliche Zustimmung der Gesellschafterversammlung einzuholen, sowie die Verpflichtung, das während des Bestehens dieses Dienstvertrages geltende Wettbewerbsverbot einzuhalten, bleiben von einer Freistellung unberührt.

meeting in accordance with Section 2 of this Service Contract before taking up any other activity, and to comply with the non-compete covenant effective during the term of this Service Contract, remain unaffected during a period of release.

12.5 Das Recht beider Vertragsparteien zur außerordentlichen fristlosen Kündigung des Dienstvertrages aus wichtigem Grund bleibt unberührt.	12.5 Either party’s right to terminate the Service Contract for important cause without notice of termination in exceptional cases remains unaffected.

12.6 Die Kündigung bedarf der Schriftform.	12.6 Notice of termination must be given in writing.

13. Ausschlussfristen	13. Exclusion Clause

13.1  Alle wechselseitigen Ansprüche aus dem Dienstvertrag und solche, die mit dem Dienstvertrag und seiner Beendigung in Verbindung stehen, verfallen, wenn sie nicht innerhalb von drei Monaten nach Fälligkeit gegenüber der anderen Vertragspartei schriftlich geltend gemacht worden sind.

13.1  All mutual entitlements arising from the Service Contract and that are related to the Service Contract and its termination, shall lapse if they are not asserted in writing against the other party to the Service Contract within three months after they become due.

13.2  Wird der Anspruch schriftlich abgelehnt oder erfolgt auf die Geltendmachung des Anspruchs hin keine schriftliche Erklärung innerhalb einer Erklärungsfrist von zwei Wochen ab der Geltendmachung des Anspruchs, so verfällt der Anspruch, wenn er nicht innerhalb weiterer drei Monate nach der schriftlichen Ablehnung bzw. des Verstreichens der 2 Wochen Erklärungsfrist gerichtlich geltend gemacht wird.

13.2  If the entitlement is rejected in writing or if a written response to the assertion of the entitlement is not given within two weeks after the assertion of the entitlement, the entitlement shall lapse if it is not asserted before the courts within another three months.

13.3  Von den zuvor genannten Ausschlussfristen ausgenommen sind unverzichtbare Ansprüche, eine Haftung wegen Vorsatz oder grobem Verschulden, sowie eine Haftung für Schäden aus der Verletzung des Lebens, des Körpers oder der Gesundheit.

13.3 The provisions above do not apply to non-forfeitable claims, to a liability due to intention or gross negligence, and to a liability for damage from injury to life, body or health.

14. Schlussbestimmungen	14. Final Provisions

14.1  Dieser Dienstvertrag stellt die gesamte Vereinbarung der Parteien dar. Alle etwaigen früheren Arbeits- oder Dienstverträge mit der Gesellschaft sowie mit anderen mit der Gesellschaft verbundenen Gesellschaften werden hiermit ausdrücklich und einvernehmlich zum Anfangsdatum dieses Dienstvertrages nach

14.1  This Service Contract represents the entire agreement and understanding of the parties. Any previous employment contracts or service contracts concluded with the Company and with any other affiliated company are hereby cancelled explicitly and by consent of both parties, alternatively terminated unilaterally by

Ziffer 1.1 aufgehoben bzw. hilfsweise von Ihnen einseitig gekündigt. Keines der früheren Arbeitsverhältnisse mit der Gesellschaft oder mit anderen mit der Gesellschaft verbundenen Gesellschaften, besteht als ruhendes Arbeitsverhältnis fort.

you, effective to the commencement date of this Service Contract pursuant to Section 1.1. None of any previous employment contract concluded with the Company or any other affiliated company continues to exist as dormant.

14.2 Änderungen oder Ergänzungen dieses Dienstvertrages, einschließlich dieser Schriftformklausel, bedürfen zu ihrer Rechtswirksamkeit der Schriftform. § 305 b BGB bleibt hiervon unberührt.

14.2  Any amendments or additions to this Service Contract, including this clause with respect to written form, are only effective if made in written form. Section 305 b German Civil Code remains unaffected.

14.3  Sollte eine Bestimmung dieses Dienstvertrages unwirksam sein oder werden, berührt dies nicht die Wirksamkeit der übrigen Bestimmungen. Die unwirksame Bestimmung wird durch eine wirksame Bestimmung ersetzt, die in ihrer wirtschaftlichen Wirkung der unwirksamen Bestimmung so nahe wie möglich kommt. Dies gilt auch für eventuelle Regelungslücken.

14.3  If one of the provisions of this Service Contract is held to be invalid, the remaining provisions will remain valid. The invalid provision will be replaced by a valid one, which comes as close as possible to the economic effect of the invalid provision. The same shall apply in the event that the Service Contract is found to be incomplete.

14.4 Dieser Dienstvertrag und seine Auslegung unterliegen dem Recht der Bundesrepublik Deutschland.	14.4 This Service Contract shall be governed and construed in accordance with the laws of the Federal Republic of Germany.

14.5 Im Zweifel hat die deutsche Fassung dieses Dienstvertrages Vorrang.	14.5 In case of doubt, the German version of this Service Contract shall prevail.

Boston, Massachusetts, USA, 16. August 2022	Boston Massachusetts, USA, August 16, 2022

Für die Gesellschaft / for the Company:

/s/ Kathleen Mosher	/s/ Christoph Klimmer
Kathleen Mosher, Geschäftsführer	Christoph Klimmer
als bevollmächtigter Vertreter der für die Gesellschaft handelnden Gesellschafterversammlung / as authorised representative of the shareholders’ meeting that acts on behalf of the Company